EXHIBIT 10.24

Hillenbrand Germany Holding GmbH, Theodorstrasse 10, 70469 Stuttgart, Germany
Hillenbrand Germany Holding GmbH
Theodorstrasse 10
70469 Stuttgart, Germany

Telephone    +49 711 897 2234
Telefax     +49 711 897 3950
claudia.kraft@coperion.com

Executive Board:
Joe Raver
Thomas Kehl
Axel Kiefer

Principal place of business:
Stuttgart, HRB 745827

Your ref.:
Our ref.: HR/Rü

Stuttgart, January 21, 2014

Arbeitsvertrag	Employment Agreement
zwischen	between
Hillenbrand Germany Holding GmbH Theodorstrasse 10, 70469 Stuttgart
und	and
Herr Ulrich Bartel 633 East Crescent Avenue Ramsey, New Jersey 07446 USA
1. Aufgaben	1. Tasks

(1)    Sie werden in unserem Unternehmen als Head of Division Compounding Machines der Coperion Gruppe sowie Mitglied im Executive Board Coperion tätig. Einzelheiten ergeben sich aus dem jeweils geltenden Organigramm bzw. der Stellenbeschreibung.

(1)    You will be engaged in our company as Head of Division Compounding Machines of Coperion Group as well as member of Executive Board Coperion. Please see the respectively pertinent organizational chart i.e. task description for details.

(2)    Hillenbrand kann Ihnen auch andere Aufgaben im Unternehmen übertragen, die Ihrer Vorbildung und Ihren Fähigkeiten entsprechen, oder Ihren Dienstsitz verlegen, soweit dies bei Abwägung der betrieblichen Notwen-digkeiten und persönlichen Belange zumutbar ist, ohne dass es einer Kündigung bedarf.

(2)    Hillenbrand may assign other tasks within the company to you, which will correspond to your education and your qualifications or relocate your place of employment, to the extent tolerable following consideration of operational necessities and your personal situation, without need for termination.

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(3) Sie berichten disziplinarisch an den President der Coperion Gruppe.	(3) You will report to the President of Coperion Group.
(4) Ihr Dienstsitz ist Stuttgart.	(4) Your place of employment is Stuttgart.
(5) Sie sind bereit, zur Erledigung Ihrer Aufgaben zeitlich befristet im Rahmen einer Dienstreise auch außerhalb des Dienstsitzes - insbesondere auch im Ausland - tätig zu sein.	(5) You agree to travel on temporary business assignments in completion of your tasks, including travel abroad.
(6) Die Übernahme von Aufgaben in anderen Konzernunternehmen, die ihren Sitz aufgrund der internationalen Ausrichtung des Konzerns auch im Ausland haben können, ist einvernehmlich zu regeln.	(6) The assumption of tasks in other group affiliates, which may be foreign affiliates, shall be subject to mutually agreed arrangements.
2. Bezüge	2. Salary

1)    Sie erhalten für Ihre Tätigkeiten ab dem 1. Juli 2014 ein Jahresgehalt in Höhe von 206.000,00 Euro brutto. Das monatliche Bruttoentgelt beträgt somit

17.167,00 Euro.
    (in Worten: siebzehntausend und einhundertsiebenundsechzig Euro)

    Das Entgelt wird bargeldlos zum Ende eines jeden Kalendermonats bezahlt. Mit dieser Vergütung ist die gesamte Arbeitsleistung abgegolten.

(1)    As of July 01, 2014 you will receive an annual salary of EUR 206.000,00 for your services. The monthly gross salary will therefore amount to

EUR 17.167,00.
  (in words: seventeen thousand one hundred sixty-seven EUR )

    The salary will be paid to you by wire transfer at the end of each calendar month. This salary constitutes the full compensation for all services rendered within the scope of your employment.

    Das Entgelt ist frei vereinbart und wird in angemessenen Zeitabständen überprüft. Dabei werden insbesondere die wirtschaftliche Entwicklung von Hillenbrand und der Coperion Gruppe sowie Ihre persönliche Leistung und Aufgabe berücksichtigt.

    The salary has been agreed freely and will be subject to regular review. In this regard the financial development of Hillenbrand and the Coperion Group as well as your personal performance and assignments will be considered.

(2)    Darüber hinaus erhalten Sie ab dem Geschäftsjahr 2014 (01. Oktober 2013 bis 30. September 2014) einen variablen Bonus entsprechend der beigefügten Bonusregelung („Short Term Incentive Compensation (STIC) Program"). Der Zielbonus beträgt 45% (in Worten: fünfundvierzig Prozent) des Jahresgrundgehaltes (monatliches Grundgehalt im Monat September multipliziert mit 12 Gehältern/Jahr). Details sind im STIC Programm geregelt und in der jeweiligen Fassung für das Geschäftsjahr Bestandteil dieser Vereinbarung.

(2)    Furthermore, you are entitled to a variable bonus in accordance with the attached bonus program ("Short Term Incentive Compensation (STIC) Program") as of the fiscal year 2014 (October 01, 2013 until September 30, 2014) . The target bonus is 45% (in words: forty-five per cent) of the annual base salary (monthly base salary for the month of September multiplied by 12 salaries/year). Please see the STIC Program for further details. The STIC Program as amended for the current fiscal year is a component of this Agreement.

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(3)    Ab dem Geschäftsjahr 2014 (01. Oktober 2013 bis 30. September 2014) werden Sie außerdem für das gesamte Jahr in das „Long Term Incentive (LTIC) Program" der Hillenbrand Inc. einbezogen, woraus Ihnen eine zusätzliche variable Vergütung mit einem Zielbonus in Höhe von 125.000,00 Euro (in Worten: einhundert fünfundzwanzig tausend Euro) brutto zufließen kann. Details sind im LTIC Programm geregelt und in der jeweiligen Fassung für das Geschäftsjahr Bestandteil dieser Vereinbarung. Eine rechtliche Verpflichtung aus diesem Programm besteht nur für die Hillenbrand Inc, nicht für Hillenbrand.

(3)    As of the fiscal year 2014 (October 01, 2013 until September 30, 2014) you will also participate for the whole year in the Hillenbrand "Long Term Incentive (LTIC) Program" from which you may receive an additional variable remuneration with a target bonus in the amount of EUR 125.000,00 (in words: EUR one hundred and twenty-five thousand) gross. Please see the LTIC Program for further details. The LTIC Program as amended for the current fiscal year is a component of this Agreement. A legal obligation from this program does only exist for Hillenbrand Inc, not for Hillenbrand.

 (4)    Sie sind verpflichtet, die Entgeltabrechnung und -zahlung unverzüglich zu überprüfen, sowie zu viel gezahlte Bezüge anzuzeigen und zurückzuzahlen. Sie kennen sich auf den Einwand der Entreicherung nicht berufen, wenn Sie die Überzahlung erkannt haben oder hatten erkennen müssen oder wenn die Überzahlung auf Umständen beruht, die Sie zu vertreten haben.

(4)    You are under an obligation to promptly review your salary statement and payment and to notify the company of any overpaid amounts and to repay such amounts. You will not be entitled to claim the defense of financial loss if you recognize any such overpayment or should have recognized it or if the overpayment was caused by circumstances for which you are responsible.

(5) Hillenbrand stellt Ihnen einen Dienstwagen nach der derzeitigen Gruppe „A“ entsprechend der jeweils geltenden Dienstwagen-regelung der Coperion GmbH, Stuttgart (Anlage) zur Verfügung.	(5) Hillenbrand will furnish you with a company car of the current Group “A” in accordance with the pertinent company car guidelines for Coperion GmbH, Stuttgart (attachment).
3. Arbeitsunfähigkeit / Entgeltfortzahlung	3. Disability / Continuation of Payment

(1)    Jede Arbeitsverhinderung ist, sobald Sie Ihnen bekannt ist, Hillenbrand unter Angabe der Gründe und der voraussichtlichen Dauer sowie ggf. der Adresse eines vom Wohnsitz abweichenden Aufenthaltsortes unverzüglich mitzuteilen. Gleiches gilt, wenn sich die Arbeitsverhinderung verlängert.

(1)    Hillenbrand must be notified promptly of any case of disability as you obtain knowledge thereof, subject to a statement of grounds and the prospective duration of the disability as well as your location if you should not be at your private residence during such times. The same applies accordingly if the duration of such disability is extended.

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    Im Falle einer länger als drei Tage dauernden Arbeitsunfähigkeit haben Sie außerdem eine ärztliche Bescheinigung über die bestehende Arbeitsunfähigkeit sowie deren voraussichtliche Dauer spätestens an dem darauf folgenden Arbeitstag vorzulegen. Hillenbrand ist berechtigt, die Vorlage der ärztlichen Bescheinigung früher zu verlangen.

    Dauert die Arbeitsunfähigkeit länger als in der Bescheinigung angegeben, so haben Sie - unabhängig von der Dauer der Arbeitsunfähigkeit und auch nach Ablauf des Zeitraums der Entgeltfortzahlung - unverzüglich die Fortdauer der Arbeitsunfähigkeit anzuzeigen und eine neue ärztliche Bescheinigung vorzulegen.

    If your disability lasts for longer than three days, you are also under an obligation to furnish a doctor's certificate concerning the disability and the prospective duration thereof and to submit such certificate on the following working day. Hillenbrand is entitled to demand the submission of a doctor's certificate at an earlier time.

  If the disability should continue for longer than stated in the certificate, you will be obliged to promptly notify the company of the continuation of the disability and to submit a new doctor's certificate, regardless of the total term of the disability, even upon expiry of continued payments.

    Solange Sie Ihren Mitteilungs- und Nachweispflichten nicht nachkommen, ist Hillenbrand unter den Voraussetzungen des § 7 Abs. 2 Entgeltfortzahlungsgesetz berechtigt, die Fortzahlung des Arbeitsentgeltes zu verweigern.

    To the extent that you should fail to comply with your notification and reporting duties, Hillenbrand shall be entitled, subject to the requirements pursuant to Sec. 7 par. 2 Entgeltfortzahlungsgesetz (Continued Salary Payment Act), to refuse continued salary payments.

(2)    Bei unverschuldeter Dienstverhinderung er-halten Sie nach Beendigung der gesetzlichen Entgeltfortzahlung einen Zuschuss zu den Barleistungen Ihrer Krankenkasse, der Berufs-genossenschaft oder der gesetzlichen Rentenversicherung in der Höhe, dass der Zuschuss zusammen mit den Barleistungen die Höhe des Nettomonatsentgelts während des gesetzlichen Entgeltfortzahlungszeitraums ergibt. Bei Mitarbeitern, die nicht der gesetzlichen Krankenversicherung angehören, wird der Zuschuss auf der Grundlage der Leistungen der gesetzlichen Krankenkassen gezahlt, jedoch nicht mehr als das Nettomonatsentgelt. Über die Höhe der Barleistungen der Leistungsträger ist der Entgeltabrechnung eine entsprechende Bescheinigung vorzulegen.

(2)    If you are disabled without being culpable, you will be entitled to an allowance in addition to the benefits paid by your healt-hcare provider, you professional association or your statutory healthcare provider (gesetz-liche Krankenkasse) following the discontin-uation of statutory continuation of salary payments, in such amount that the sum of the allowance and the benefits will equal the amount of your monthly net salary during the period of statutory continued salary pay-ments. For employees insured with a statutory healthcare provider, the allowance will be paid on the basis of the benefits provided by the statutory healthcare provider, however, not in excess of the monthly net salary. A certificate concerning the amount of benefits provided by your healthcare provider shall be transmitted together with the salary statement.

Sie erhalten den Zuschuss einschließlich des gesetzlichen Entgeltfortzahlungszeitraumes für eine Dauer von	You will be entitled to the allowance, including the period of statutory continued salary payments, for the period of
bis zu drei (3) Monaten bei einer Betriebs-zugehörigkeit bis zu fünf Jahren,	up to three (3) months, if you have been employed with the company for up to five years,
bis zu sechs (6) Monaten bei einer Betriebs-zugehörigkeit über fünf bis zu zehn Jahren,	up to six (6) months, if you have been employed with the company for more than five up to ten years,

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bis zu neun (9) Monaten bei einer Betriebszugehörigkeit über zehn bis zu fünfzehn Jahren,	up to nine (9) months, if you have been employed with the company for more than ten up to fifteen years,
bis zu zwölf (12) Monaten bei einer Betriebs-zugehörigkeit über fünfzehn Jahren,	up to twelve (12) months if you have been employed with the company for more than fifteen years,
jedoch längstens für die Dauer des Arbeitsverhältnisses. Der Zuschuss wird jeweils zum Ende eines Monats zuzüglich der darauf entfallenden Steuern gezahlt.	however, no longer than for the duration of your employment. The allowance will is payable at the end of the month in each case plus applicable taxes.
(3)    Können Sie aufgrund gesetzlicher Vorschriften von einem Dritten Schadenersatz wegen des Verdienstausfalles beanspruchen, der Ihnen durch die Dienstverhinderung entstanden ist, sind Sie verpflichtet, diesen Anspruch an Hillenbrand abzutreten, falls und insoweit eine Entgeltfortzahlung oder ein Zuschuss geleistet wird.

(3)    If you are entitled to seek damages from third parties pursuant to statutory provisions in connection with loss of income incurred due to the disability, you will be under an obligation to cede any such claims to Hillenbrand, to the extent that continued salary payments or an allowance are being paid.

(4)    Im Falle des Todes während der Dauer des Arbeitsverhältnisses erhalten die zu diesem Zeitpunkt unterhaltsberechtigten Hinterbliebenen das letzte ungekürzte Monatsentgelt für den Sterbemonat und die drei folgenden Monate, im Falle des Todes durch Dienstunfall für die zwölf folgenden Monate.

(4)    In the event of death during the time of your employment, your surviving dependents will be entitled to the last unreduced monthly salary for the month of death and the three following months. In the event of death due to a work-related accident the salary payments shall be continued for the following twelve months.

    Ist das Arbeitsverhältnis vor dem Tode gekündigt, erhalten die Hinterbliebenen diese Zahlung nur bis zum Ablauf des Vertrages, höchstens jedoch für den in Satz 1 angegebenen Zeitraum. Bei mehreren unterhaltsberechtigten Hinterbliebenen erfolgt die Zahlung an einen der Unterhaltsberechtigten mit befreiender Wirkung. Für diese Zeit entfallen Leistungen an die Hinterbliebenen aufgrund einer für Sie eventuell bestehenden betrieblichen Altersversorgung.

    If the employment was terminated prior to death, the surviving dependents shall receive such payment only until the expiry of the Agreement, however, in no case longer that for the period described under sentence 1 above. If there are several surviving dependents, payment shall be made to one of the surviving dependents with a discharging effect. For any such periods, no payments in connection with any occupational pension scheme shall be made to your surviving dependents.

4. Unfallversicherung	4. Accident Insurance

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Hillenbrand hat für Sie zusätzlich zur gesetzlichen Unfallversicherung eine private Unfallversicherung (Gruppenunfallversicherung der Coperion GmbH) abgeschlossen, durch die Sie zur Zeit mit 300.000,00 Euro bei Invalidität und 110.000,00 Euro bei Unfalltod versichert sind. Der Versicherungsschutz gilt weltweit und rund um die Uhr, d.h. auch für Unfalle in Ihrer Freizeit. 400.000

Die Leistungen werden bei Arbeits- und Wegeunfällen zusätzlich zu den Leistungen der Berufsgenossenschaft gewahrt.

In addition to statutory accident insurance, Hillenbrand has taken out on your behalf private accident insurance (group accident insurance of Coperion GmbH), under which policy you are currently insured with EUR 300,000.- for cases of invalidity and EUR 110,000.- for death by accident. The insurance coverage is applicable worldwide and around the clock, i.e. the insurance covers accidents that occur outside of working hours.

For work-related accidents and accidents on the way to or from work, these benefits will be paid to you in addition to the benefits paid by your professional association.

Nach einem Unfallereignis mit einer möglichen dauerhaften Beeinträchtigung der körperlichen Funktion sollten Sie sich unverzüglich mit der Personalabteilung der Coperion GmbH in Verbindung setzen, damit die Schadenmeldung an die Gruppenunfallversicherung zeitnah bearbeitet werden kann.

Following any accident with possible permanent damage to your bodily functions please contact the Human Resources department of Coperion GmbH promptly, so that the accident can be reported to the group accident insurance provider for prompt processing.

Der guten Ordnung halber weisen wir darauf hin, dass die Gruppenunfallversicherung eine freiwillige Sozialleistung des Unternehmens ist. Hillenbrand behalt sich das Recht vor, die Unfallversicherung bei Vorliegen eines sachlichen Grundes jederzeit mit einer dreimonatigen Ankündigungsfrist zum Monatsende zu widerrufen. Der Widerruf kann insbesondere aus wirtschaftlichen Gründen erfolgen, wenn der Versicherer wechselt, der Versicherer seine Bedingungen ändert oder die Versicherungsleistung verteuert wird.	For your information it is pointed out that the group accident insurance is a voluntary social benefit provided by your company. Hillenbrand reserves the right to terminate the accident insurance for factual causes at any time subject to a notification period of three months to the end of the month. The termination may be effected in particular for economic reasons, if the insurer is changed, the insurer amends the terms of insurance or if the insurance payments are increased.
5. Arbeitszeit	5. Working Hours

Die Arbeitszeit richtet sich nach den betrieblichen Erfordernissen im Rahmen der gesetzlichen Bestimmungen. Mit den unter Ziffer 2 genannten Bezügen ist auch etwaige über die normale Arbeitszeit hinaus notwendig werdende Mehrarbeit abgegolten.

The working hours are subject to operational needs in accordance with pertinent statutory provisions. The payments described under Item 2 includes any performance that has become necessary beyond regular working hours.

6. Urlaub	6. Vacation
(1) Sie haben Anspruch auf einen bezahlten Jahresurlaub von 30 Arbeitstagen.	(1) You are entitled to a paid annual vacation of 30 working days.
(2) Lage und Verteilung des Urlaubs werden im Einvernehmen mit dem Vorgesetzten festgelegt. Der Urlaub ist im jeweiligen Kalenderjahr vollständig zu nehmen.	(2) The timing and distribution of the vacation days will be determined in coordination with your superior. All vacation days must be taken over the course of the respective calendar year.

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(3) Bei besonderen Anlassen können Sie entsprechend den für die Tarifmitarbeiter der Coperion GmbH geltenden Bestimmungen von der Arbeit befreit werden.	(3) On special occasions you may be granted leave in accordance with the provisions applicable to the employees of Coperion GmbH employed subject to collective wage agreements.
7. Nebentätigkeit, Veröffentlichungen, Beteiligungen	7. Secondary Employment, Publications, Participations

(1)    Jede entgeltliche Nebentätigkeit bedarf der vorherigen schriftlichen Zustimmung von Hillenbrand. Hillenbrand wird die Zustimmung erteilen, sofern die Nebentätigkeit die Interessen von Hillenbrand nicht beeinträchtigt.

(1)    Any remunerated secondary employment shall be subject to prior written approval by Hillenbrand. Hillenbrand will grant the appro-val, provided the secondary employment does not affect the interests of Hillenbrand.

(2)    Dasselbe gilt auch für Veröffentlichungen und Vorträge, sofern sie die Interessen von Hillenbrand oder anderen Konzernunternehmen berühren, sowie für die Mitwirkung in Aufsichtsorganen anderer Unternehmen und die Beteiligung an Unternehmen, deren Anteile nicht öffentlich gehandelt werden, insbesondere dann, wenn es sich um Unternehmen handelt, mit denen geschäftliche Beziehungen bestehen und mit denen Interessenkollisionen möglich sind.

(2)    The same applies accordingly to publications and lectures, to the extent the interests of Hillenbrand or other affiliates are concerned, as well as to engagements in supervisory organs of other companies and participations in other companies, whose shares are not publicly traded. This applies in particular if the respective company has business relations with Hillenbrand and conflicts of interest are possible.

(3)    Sie sind aufgefordert, Hillenbrand über Ehrenämter, die Sie aufgrund einer gesetzlichen Verpflichtung auszuüben haben, ohne Aufforderung schriftlich zu unterrichten. Dasselbe gilt, wenn Sie sonstige ehrenamtliche Tätigkeiten übernehmen wollen, die das Interesse von Hillenbrand oder der Hillenbrand-Gruppe berühren.

(3)    You are requested to notify Hillenbrand of all honorary positions held by you due to any statutory obligations, without prompting and in writing. The same applies accordingly to any other honorary engagements you propose to assume going forward, to the extent that such engagement bears any relation to the interests of Hillenbrand or the Hillenbrand Group.

8. Rechte an Arbeitsergebnissen, Erfindungen	8. Rights to Work Results and Inventions

(1)    Alle Arbeitsergebnisse stehen Hillenbrand zu. Dies gilt unabhängig davon, ob sie von Ihnen allein oder zusammen mit anderen Arbeitneh-merinnen / Arbeitnehmern erarbeitet wurden. Gleiches gilt für Ergebnisse, die zwar nicht auf einen unmittelbaren Arbeitsauftrag zurückzuführen sind, aber mit dem Tätigkeitsbereich von Hillenbrand zusammenhängen.

(1)    Hillenbrand is entitled to all work results. This applies irrespective of whether such results were achieved or developed by you alone or jointly with other employees. The same applies accordingly to results that are not the results of a direct assignment, but which bear a relation to the business activities of Hillenbrand.

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(2)    Soweit Sie Urheberrechte oder andere nicht übertragbare Schutzrechte an Arbeitsergebnissen erwerben, wird Hillenbrand hinsichtlich aller Nutzungsarten das ausschließliche Nutzungsrecht ohne räumliche, zeitliche oder inhaltliche Beschränkung eingeräumt. Dies schließt die Befugnis von Hillenbrand ein, ohne gesonderte Zustimmung für jeden Einzelfall Nutzungsrechte ganz oder teilweise auf andere zu übertragen oder andere Nutzungsrechte einzuräumen. Ansprüche für die Übertragung dieser Rechte auf Hillenbrand sind durch das Entgelt abgegolten.

(2)    To the extent that you acquire intellectual property rights or other non-transferrable rights with respect to work results, Hillenbrand will be granted an exclusive right of use covering all types of use, without any geographic, temporal and factual limitations. This includes the right of Hillenbrand, to transfer rights of use to third parties or to grant rights of use to third parties in whole or in part without need for separate approval in the individual case. Any claims in connection with the transfer of these rights to Hillenbrand are compensated under the annual salary.

(3)    Sie haben während der Dauer des Arbeitsverhältnisses gemachte Erfindungen - auch nicht dienstlicher Art - Hillenbrand unverzüglich schriftlich mitzuteilen. Im Übrigen gelten die gesetzlichen Bestimmungen über Arbeitnehmererfindungen.

(3)    For the term of your employment, Hillenbrand shall be notified of any inventions made by you promptly, this applies also to inventions that are not work-related. In all other respects the statutory provisions pertaining to employee inventions apply.

9. Geheimhaltungs- und Herausgabepflichten Datengeheimnis	9. Confidentiality, Delivery Duties, Data Protection

(1)    Sie verpflichten sich, betriebliche und geschäftliche Angelegenheiten der zum Konzern gehörenden Unternehmen nicht unbefugt weiterzugeben, es sei denn, es handelt sich um Personen, die dem Ihnen bekannten Bearbeiterkreis angehören; auf welchem Wege diese Angelegenheiten zur Kenntnis gelangt sind, ist unerheblich. Die Geheimhaltungspflicht erstreckt sich nicht auf solche Kenntnisse, die jedermann zugänglich sind, oder deren Weitergabe für die zum Konzern gehörenden Gesellschaften ersichtlich ohne Nachteil ist.

(1)    You are under an obligation to refrain from disclosing operational and business matters of the group companies to third parties without authorization, unless such persons are part of a working group known to you; this obligation applies regardless of how you obtained knowledge of such information. This confidentiality obligation does not extend to such knowledge as is freely accessible to the public or the disclosure of which is obviously without any detrimental effect on the group companies.

(2) Diese Verpflichtung gilt sowohl für die Dauer der Beschäftigung als auch für die Zeit nach Beendigung des Arbeitsverhältnisses.	(2) This obligation is in effect for the term of your employment as well as following the termination of your employment.
(3)    Sie verpflichten sich, bei Beendigung des Arbeitsverhältnisses alle Gegenstande, Schriftstücke, Datenträger und sonstigen Unterlagen (einschließlich Abschriften, Kopien und eigener Aufzeichnungen), die im Zusammenhang mit Ihrer Tätigkeit stehen, Hillenbrand auszuhändigen und auf Wunsch Hillenbrand eine schriftliche Versicherung darüber abzugeben, weitere derartige Gegenstände, Schriftstücke und sonstige Unterlagen nicht mehr zu besitzen.

(3)    Upon termination of your employment, you will undertake to deliver to Hillenbrand all objects, documents, data carriers and other materials (including copies and own records) which bear a relation to your assignment and to issue a written statement to Hillenbrand, upon request, stating that you are not in possession of any further such objects, documents and other materials.

(4)    Sie verpflichten sich zur Wahrung des Datengeheimnisses gemäß § 5 Bundesdatenschutzgesetz und werden die Regelungen zum Schutz personenbezogener Daten von Mitarbeitern entsprechend der beigefügten Erklärung beachten.

(4)    You are under an obligation to maintain data confidentiality pursuant to Sec. 5 Bundes-datenschutzgesetz (Federal Data Protection Act) and will undertake to protect the personal data of employees in accordance with the attached statement.

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10. Vertragsdauer und Kündigung	10. Term and Termination
(1) Sie treten am 01. Juli 2014 in die Dienste von Hillenbrand. Die Coperion Betriebszugehörigkeit seit 01. Juli 1990 wird voll auf diesen Vertrag angerechnet.	(1) Your employment with Hillenbrand commences on May 01, 2014 or earlier. The employment with Coperion since July 01, 1990 will be charged as staff membership
(2) Es wird keine Probezeit vereinbart.	(2) No probationary period.
(3)    Dieser Vertrag kann sowohl von Ihnen als auch von Hillenbrand mit einer Frist von zwölf (12) Monaten zum Ende eines Quartals gekündigt werden, es sei denn, die Bestimmungen des § 622 BGB sehen eine längere Kündigungsfrist vor. In diesem Fall gelten die längeren Kündigungsfristen für beide Seiten.

(3)    This agreement may be terminated by you or by Hillenbrand with a notice period of twelve (12) months to the end of a quarter, unless the provisions pursuant to Sec. 622 Bürgerliches Gesetzbuch (Civil Code) require a longer notice period. In this case such longer notice periods are applicable to both parties.

(4) Die Kündigung bedarf der Schriftform.	(4) Notices of termination shall require written form.
(5)    Hillenbrand behält sich vor, Sie nach Ausspruch der Kündigung unter Fortzahlung der Bezüge und unter Anrechnung auf Ihre Urlaubsansprüche und sonstigen Zeitkonten ganz oder teilweise widerruflich oder unwiderruflich von der Arbeit freizustellen. Ver-gütungsansprüche bleiben während der Freistellung erhalten, soweit die gesetzlichen Voraussetzungen des Annahmeverzugs gemäß § 615 BGB erfüllt sind.

(5)    Hillenbrand reserves the right to suspend you from your assignments in whole or in part, revocable or irrevocably, following delivery of notice of termination and subject to continued salary payments and crediting to your vacation days and other time accounts. Claims to salary payments remain in effect during suspension periods, provided that the statutory requirements with respect to default of acceptance (Annahmeverzug) pursuant to Sec. 615 Bürgerliches Gesetzbuch (Civil Code) are met.

(6)    Das Arbeitsverhältnis endet im Übrigen, ohne dass es einer Kündigung bedarf, mit Ablauf des Monats, in dem Ihnen eine Erwerbs-unfähigkeitsrente oder Altersrente, gleich aus welchem Rechtsgrund, zuerkannt wird oder Sie das gesetzliche Rentenalter erreichen. Sie haben Hillenbrand unverzüglich über den Zugang eines Rentenbescheides zu unter-richten.

(6)    In all other respects, the employment ends without need for termination with the expiry of the month during which you become eligible for disability pension or old age pension, regardless of the legal grounds thereof or if you reach the statutory pension age. You are under an obligation to notify Hillenbrand promptly of the receipt of any pension notice.

11. Wahrung der Hillenbrand Interessen	11. Protection of Hillenbrand Interests
Sie sind verpflichtet, die Interessen von Hillenbrand und der Hillenbrand-Gruppe wahrzunehmen.	You are under an obligation to protect and act in the interest of Hillenbrand and the Hillenbrand Group.
Geschäftliche Verbindungen mit Lieferanten, Kunden und sonstigen Geschäftspartnern dürfen nicht zum persönlichen Vorteil genutzt werden. Informa-tionen aus dem geschäftlichen Bereich dürfen nicht privat genutzt, Aufzeichnungen und Vervielfältigungen nicht zum privaten Gebrauch ange-fertigt werden. Im Interessenbereich von Hillenbrand und der Hillenbrand-Gruppe dürfen Privatgeschäfte nicht vorgenommen werden.

Any business relations with suppliers, customers and other business partners may not be exploited for personal benefit. Information obtained for business purposes may not be used privately. No records or copies may be made for personal use. No private transactions may be conducted within the sphere of interest of Hillenbrand or the Hillenbrand Group.

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Der Hillenbrand-Ethikkodex / Coperion-Ethikkodex ist Bestandteil dieses Vertrages. Mit Ihrer Vertragsunterschrift erklären Sie Ihr Einverständnis und sichern zu, die Vorgaben zu beachten und einzuhalten. Außerdem werden Sie künftig auch die jeweils neueste Fassung mit allen Nachträgen und Ergänzungen beachten. Diese werden im Coperion-Intranet bzw. über die Vorgesetzten bekannt gemacht.	The Hillenbrand Ethics Codex / Coperion Ethics Codex is a component of this Agreement. With your signature you declare your agreement and commit to compliance with the provisions thereof. Furthermore you will also comply with all amended versions as well as supplements of these codices. Any such amendments and supplements will be announced on the intranet sites of Coperion or by your superiors.
12. Ausschlussfristen	12. Assertion Periods

Ansprüche aus dem Arbeitsverhältnis sind von beiden Vertragsparteien innerhalb einer Frist von sechs (6) Monaten schriftlich geltend zu machen. Das Versäumen der Ausschlussfrist führt zum Verlust des Anspruchs. Diese Ausschlussfrist gilt nicht bei Haftung wegen Vorsatzes.

Any claims arising from the employment shall be asserted by either Party within a period of six (6) months in writing. The expiry of such periods shall result in the loss of the claim. This assertion period shall not apply in cases of liability due to intent.

13. Schlussbestimmungen	13. Closing Provisions

(1)    Änderungen persönlicher Daten, die für das Arbeitsverhältnis von Bedeutung sein können, insbesondere Änderungen der Anschrift und des Familienstandes, die Beantragung oder Anerkennung der Schwerbehinderteneigenschaft etc. sind der Personalabteilung unver-züglich mitzuteilen.

(1)    Changes to your personal data, which may be of relevance to your employment, in particular changes of residence or marital status, the application for or recognition of severe disabilities etc. shall be reported to the Human Resources department promptly.

(2) Mitteilungen, die Hillenbrand an die zuletzt bekannt gegebene Anschrift richtet, gelten als zugegangen.	(2) Notices addressed by Hillenbrand to the last private address indicated to the company shall be considered as received.
(3) Vereinbarungen außerhalb dieses Vertrages wurden nicht getroffen. Änderungen und Ergänzungen dieses Vertrages bedürfen zu ihrer Rechtswirksamkeit der Schriftform.	(3) No ancillary agreements have been concluded. Any amendments or supplements to this Agreement require written form to be valid.
(4) Sollten einzelne Bestimmungen dieses Vertrages unwirksam sein oder werden, so berührt dies nicht die Gültigkeit der übrigen Bestimmungen.	(4) To the extent that individual provisions of this Agreement should be or become invalid, the remaining provisions shall not be affected thereby.
(5) Im Rahmen der Zweckbestimmung dieses Vertragsverhältnisses, insbesondere zum Zwecke der Entgeltabrechnung und der Personalentwicklung, werden personenbezogene Daten von Ihnen gespeichert.	(5) Within the scope of the purpose of this Agreement, in particular the purposes of salary accounting and personnel matters, personal data relating to you has been saved.
(6) Ihre Bewerbungsunterlagen werden in Ihrer Personalakte abgeheftet, die Akte wird in der Personalabteilung der Coperion GmbH, Stuttgart, verwahrt.	(6) Your application will be filed in your personnel file, the file will be maintained by the Human Resources department of Coperion GmbH, Stuttgart.
(7) Der für diesen Vertrag maßgebliche Text ist derjenige in deutscher Sprache. Im Fall von Widersprüchen zwischen der deutschen und der englischen Fassung hat die deutsche Fassung Vorrang.	(7) The German wording of this agreement shall be decisive. In case of any inconsistencies between the German and the English wording, the German wording shall prevail.

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Hillenbrand Germany Holding GmbH ppa. Thomas Kehl Gerd Rückert	Agreed: Ulrich Bartel
Anlagen •Coperion Dienstwagenregelung 2014 •STIC Programm 2014 •Internet-/E-Mail-Richtlinie Coperion •Datenschutz	Attachments •Coperion Company Car Guidelines 2014 •STIC Program 2014 •Internet / E-Mail Guideline Coperion •Data Protection

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